Exhibit 99.1

FOR IMMEDIATE RELEASE

Emdeon Appoints Randy P. Giles as Executive Vice President,

Finance and Announces Chief Financial Officer Transition

NASHVILLE, Tenn. – (February 3, 2014) – Emdeon Inc., a leading provider of healthcare revenue and payment cycle management and clinical information exchange solutions, today announced the appointment of Randy P. Giles as Executive Vice President, Finance effective immediately. After a two month transition period, Emdeon’s current Chief Financial Officer, Bob A. Newport, Jr., will be leaving Emdeon to pursue other interests. Following Mr. Newport’s departure, Mr. Giles will assume the Chief Financial Officer role.

“We want to thank Bob for his numerous contributions at Emdeon during the past 11 years and wish him the best in his future endeavors. At the same time, we are pleased to welcome Randy Giles to Emdeon and are confident he will become an integral part of our leadership team,” said Neil de Crescenzo, president and chief executive officer of Emdeon.

Mr. Giles, age 55, comes to Emdeon from Coventry Health Care, Inc., where he was Executive Vice President, Chief Financial Officer and Treasurer responsible for all corporate finance functions from 2010 until Coventry was sold to Aetna in 2013. Prior to Coventry, Mr. Giles held numerous executive positions over a 14 year period for UnitedHealthcare, a subsidiary of UnitedHealth Group, Inc., including Market CEO and Division/Region CFO for markets in the southern half of the United States. Previously, Mr. Giles also held senior level positions at various health plans and began his career at Ernst & Young.

Mr. Giles earned an M.B.A. with concentration in Finance and Accounting from Emory University and a Bachelor of Arts in Political Science and Economics from the University of North Carolina. Randy will be based in Nashville.

About Emdeon

Emdeon is a leading provider of revenue and payment cycle management and clinical information exchange solutions, connecting payers, providers and patients in the U.S. healthcare system. Emdeon’s offerings integrate and automate key business and administrative functions of its payer and provider customers throughout the patient encounter. Through the use of Emdeon’s comprehensive suite of solutions, which are designed to easily integrate with existing technology infrastructures, customers are able to improve efficiency, reduce costs, increase cash flow and more efficiently manage the complex revenue and payment cycle and clinical information exchange processes. For more information, visit www.emdeon.com.

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Contact:

Emdeon Media Relations

Amanda Woodhead

615.932.3863

awoodhead@emdeon.com

Emdeon Investor Relations

Tommy Lewis

615.932.3235

tlewis@emdeon.com